Exhibit 23.7
February 18, 2010
Redgate Media Group
8th Floor, CITIC Building, Tower B
19 Jianguomenwai Street
Chaoyng District, Beijing 100004
People’s Republic of China
Ladies and Gentlemen:
          Pursuant to Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference of my name as an independent director of Redgate Media Group (the “Company”), effective immediately upon the completion of the initial public offering of the American Depositary Shares, representing common shares, par value US$0.0025 per share, of the Company.
Sincerely yours,
/s/ M. Ian G. Gilchrist
M. Ian G. Gilchrist